EXHIBIT 32.1

CERTIFICATION*

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code, Igor Gonda, President and Chief Executive Officer of Aradigm Corporation (the “Company”), and Nancy E. Pecota, Vice President, Finance and Chief Financial Officer of the Company, each hereby certifies that, to the best of his or her knowledge:

1. The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, to which this Certification is attached as Exhibit 32.1 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2. The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Quarterly Report and results of operations of the Company for the period covered by the Quarterly Report.

IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the 14th day of May 2014.

/s/ Igor Gonda	/s/ Nancy E. Pecota
Igor Gonda President and Chief Executive Officer	Nancy E. Pecota Vice President, Finance and Chief Financial Officer
Dated: May 14, 2014	Dated: May 14, 2014

*	This certification accompanies the Quarterly Report on Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Aradigm Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report on Form 10-Q), irrespective of any general incorporation language contained in such filing.